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                                                                   EXHIBIT 4(aa)



SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK
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TMP INTERACTIVE INC.,                   :                 Index No. 605337/00
                          Plaintiff,
                                                             STIPULATION

              -against-                                     OF SETTLEMENT
                                                            -------------

CONTRACTOR'S RESOURCES, INC. d/b/a MYBIZOFFICE and THE NETPLEX GROUP, INC.

                          Defendants.


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          This Stipulation of Settlement is entered into as of August 7, 2001, by and among plaintiff TMP Interactive Inc. d/b/a Monster.com ("TMP"), a Delaware corporation with its principal place of business at 5 Clock Tower Place, Suite 500, Maynard, MA 01754, and defendants The NetPlex Group, Inc. ("NetPlex"), a New York corporation with its principal place of business at 1800 Robert Fulton Drive, Reston, VA 20191, and its wholly-owned subsidiary, Contractor's Resources, Inc. d/b/a MyBizOffice ("CRI"), a New Jersey corporation with its principal place of business at 14 Commerce Drive, Cranford, NJ 07016,

          WHEREAS, TMP, CRI and NetPlex entered into a Co-Branded Services Agreement made as of May 2, 2000 (the "Agreement"),

          WHEREAS, certain disputes arose concerning what Netplex/CRI owed to TMP under the Agreement,

          WHEREAS, TMP commenced the above-captioned action seeking adjudication of such disputes, and

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          WHEREAS, the parties now wish to settle all disputes among them without further litigation,

          NOW, therefore, in consideration of the premises set forth above and the promises set forth below, the parties agree as follows:

          1. Upon execution and delivery of this Stipulation of Settlement, Netplex will deliver to TMP a promissory note (the "Note") (in form attached hereto as Exhibit A) payable to TMP in the amount of $230,000 calling for a payment of $120,000 on or before August 31, 2001 and a payment of$110,000 on or before September 28, 2001.

          2. If a payment on the Note is not made when due, then all outstanding principal on the Note will become immediately due and owing and TMP may have judgment entered against Netplex pursuant to CPLR 3215(i) for the entire amount of the Note then outstanding.

          3. The Agreement shall be terminated as of the date hereof and shall be null, void and of no further effect. Each party hereto shall be released from any liability or obligation arising under or relating to the Agreement including all payment obligations and performance obligations.

          4. Each of the Netplex and CRI (collectively, the "Netplex Releasor") hereby releases TMP, any parent, affiliate or subsidiary thereof, and any present or former officer, director, agent, representative or employee of each such entity (collectively, the "Releasee") from any and all claims, known or unknown, accrued or unaccrued, that the Netplex Releasor now has, ever had, or hereinafter may have against Releasee arising from or relating to the Agreement.

          5. TMP ("Releasor") hereby releases each of Netplex and CRI, any parent, affiliate or subsidiary thereof, and any present or former officer, director, agent,

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representative or employee of each such entity (collectively, the "Netplex
Releasee") from any and all claims, known or unknown, accrued or unaccrued, that Releasor now has, ever had, or hereinafter may have, against the Netplex Releasee arising from or relating to the Agreement.

          6. The releases set forth above are not intended to release the obligations of the parties arising from this Stipulation of Settlement or the Note.

          7. (a) TMP will receive a warrant (the "Warrant) to purchase 4 million shares of Netplex Common Stock at $.47 per share, and in this connection IMP agrees that its Massachusetts subsidiary, Monster.com, is deemed for all purposes to be the party in interest and that Massachusetts laws apply to the offer and consummation of this transaction; (b) the Warrant will be fully vested in TMP; (c) the Warrant will be exercisable, in whole or in part, at any time, and from time to time, during the 3 years following execution of the Stipulation of Settlement; (d) the remaining terms of the Warrant will be the same as the warrants to purchase an aggregate of 3 million shares of Netplex Common Stock, issued to TMP in connection with the Agreement (the "Old Warrants"); (e) the parties acknowledge that the shares issuable upon exercise of the Old Warrants (the "Original Underlying Shares) have been registered for resale with the Securities and Exchange Commission (the "SEC") pursuant to a Registration Statement filed with the SEC (the "2000 Registration Statement"). Netplex will file with the SEC within 180 days of the date hereof a registration statement to cover the resale of the remaining 1 million shares of Netplex Common Stock which are not Original Underlying Shares and which are issuable upon exercise of the Warrant. Nevertheless, if Netplex is not permitted by the SEC rules and regulations or SEC Staff Interpretations, or in the good faith determination of Netplex's legal counsel, to cover part of the sale of the shares underlying the Warrant (as represented by the Original Underlying Shares) through continued effectiveness of the 2000 Registration

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Statement, then Netplex will file a new registration statement to cover all 4 million shares underlying the Warrants; (f) Netplex will have the option at its sole discretion to meet the terms of this provision in paragraph 7 by (i) modifying the Old Warrants or (ii) requiring TMP to surrender all of part of the Old Warrants and issuing new warrants, or any combination of (i) and (ii).

          8. Netplex and CR1 agree and acknowledge that at any time TMP may, in its sole discretion, discontinue running the Contractor's Resources/MyBizOffice banner/link on the home page of the Monster Talent Market area of Monster.com.

          9. Upon execution and delivery of this agreement, the parties will issue a joint press release in the form attached hereto as Exhibit B.

          10. Nothing contained in this Stipulation of Settlement, nor the execution of this Stipulation of Settlement, shall be construed as an admission or concession with respect to the validity of any claim or contention of any party.

          11. This Stipulation of Settlement is the product of informed negotiations and involves compromises of disputes among the parties. The parties hereto have been represented by counsel in connection with the negotiation and execution of this agreement and it shall not be construed either in favor of or against any party by virtue of any rule of contract construction nor shall any party be deemed to be the sole drafter hereof.

          12. This Stipulation of Settlement represents the entire agreement among the parties and any and all previous agreements and communications concerning the subject matter thereof are merged into this agreement. This Stipulation of Settlement may not be modified or amended, nor any of its provisions waived, except by a writing signed by each of the parties. None of the parties hereto shall be entitled to rely on any pre-contractual statements, representations or promises, whether oral or in writing, and whether made or given innocently, negligently or

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fraudulently for the purpose of modifying, amending, setting aside or otherwise affecting this Stipulation of Settlement, or for the purpose of founding an independent claim in damages.

          13. This Stipulation of Settlement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Stipulation of Settlement is intended to be construed, nor shall it be construed to confer any benefit whatsoever on any person other than the parties.

          14. Each party hereto represents and warrants to each of the other parties that: (a) it is the sole owner of any claims it may have had against the other party and there has been no assignment or transfer of any such claim and
(b) the individual who is executing this Stipulation of Settlement for it in a representative capacity has the authority to take such action on behalf of his principal to bind it to the terms of this agreement.

          15. This Stipulation of Settlement shall be construed using the substantive law of the State of New York without regard to that state's conflicts of law principles.

          16. This Stipulation of Settlement may be signed in two or more counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Settlement Agreement and Release.

          17. This Stipulation of Settlement shall become effective upon the exchange of signature pages by telecopy and the delivery of the Promissory Note required by P. 1 above and the issuance of the Warrants pursuant to P. 7 above.

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          IN WITNESS WHEREOF, the parties have affixed their signatures as of the date written above.

                          TMP INTERACTIVE, INC.



                      By:
                          -----------------------------------------------------
                          An Authorized Officer Thereof




                          THE NETPLEX GROUP, INC.


                      By:
                          -----------------------------------------------------
                          An Authorized Officer Thereof



                          CONTRACTER'S RESOURCES, INC.
                          D/B/A MYBIZ OFFICE

                      By:
                          -----------------------------------------------------
                          An Authorized Officer Thereof

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                                 PROMISSORY NOTE
                                 ---------------

   $230,000                                             Date: July 31,2001

          FOR VALUE RECEIVED, The NetPlex Group, Inc. ("Maker"), a corporation organized under the laws of New York with its principal place of business at 1800 Robert Fulton Drive, Reston, Virginia 20191 hereby agrees to pay to TM? Interactive, Inc. d/b/a Monster.com ("Payee"), a corporation organized under the laws of Delaware with its principal place of business at 5 Clock Tower, Suite 500, Maynard MA 01754, the sum of $230,000 as follows:

              o    $120,000 on or before August 31, 2001; and

              o    $110,000 on or before September 28, 2001.

          All payments hereunder shall be delivered to Payee at the address set forth above and shall be made in immediately available funds in lawful money of the United States.

          If a payment due hereunder is not made in strict accordance with the schedule set forth above, then the entire remaining balance of this Note shall become immediately due and owing without further notice or demand. Upon such acceleration, the amount due shall bear interest at a rate of 12% per annum.

          Maker waives presentment, demand, notice of dishonor and any other notices normally required to be made.

          This Note may be prepaid by Maker in full at any time without any penalty or cost to Maker.

          No delay or omission on the part of Payee in exercising any right hereunder shall operate as a waiver of such right or of any other right of Payee, nor shall any such delay, omission or waiver on any one occasion be deemed a bar to or waiver of the rights hereunder or any other right on any future occasion.

          This Note shall be governed by the laws of the State of New York without regard to its conflict of laws provisions.

          IN WITNESS WHEREOF, Maker has duly executed this Promissory Note as of the day and year first written above.


                                         THE NETPLEX GROUP, INC.



                                By:      _______________________
                                         Name:   Gene Zaino
                                         Title:  President